MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR
        This Circular solicits proxies for use at the Annual General Meeting, and any adjournment thereof, (the “Meeting”) of the holders (the “Shareholders” or “you”) of Common Shares of Agrium Inc. (the “Corporation” or “we”) to be held on Tuesday, May 9, 2006 in the Imperial Ballroom at the Hyatt Regency Calgary, 700 Centre Street S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
SECTION ONE: VOTING MATTERS
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
      We had 131,627,340 Common Shares outstanding as of March 14, 2006. Only Shareholders of record as of the close of business on that date are entitled to vote at the Meeting.
      At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.
      As of March 14, 2006, to our knowledge, no person beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the votes attached to the Common Shares.
Quorum
      A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.
PROXIES
Persons Making the Solicitation
      This solicitation is made on behalf of the management of the Corporation. The costs incurred in the preparation and mailing of the form of proxy, Notice of Meeting and this Circular will be borne by us. In addition to the use of mail, proxies may be solicited personally, by telephone, or by other means of communication by our directors, officers and employees, who will not be remunerated therefor.
Solicitation of Proxies
      CIBC Mellon Trust Company at the address shown on the accompanying envelope must receive proxies not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the time for holding the Meeting.
      A form of proxy must be in writing and be executed by you or your attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.
      The persons named in the enclosed form of proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space in the form of proxy and strike out the other names, or submit another appropriate form of proxy.
Revocability of Proxy
      You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting.

Exercise of Discretion by Proxy
      The persons named in the enclosed form of proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.
      If you do not provide instructions in your form of proxy, your shares will be voted in favour of the matter to be acted on at the Meeting. The persons named in our form of proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in our form of proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, we did not know of any such amendment, variation or other matter.
SECTION TWO: MATTERS TO BE ACTED UPON AT THE MEETING
ELECTION OF DIRECTORS
      Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual general meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in our form of proxy will vote FOR the election of these nominees as directors.
      We have provided a form of proxy that permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees.
      The Corporation discloses the complete voting results regarding all items of business conducted at the Annual General Meeting and files the results on SEDAR, including disclosure of the votes cast FOR and WITHHELD from each individual director.
      We believe that each nominee will be able to serve as a director. If any nominee is unavailable to serve, the person named in our form of proxy will be able to vote at his discretion for any person as a director.

Name	Principal Occupation and Full Biography

Mr. Neil Carragher, 67
M.Sc.
Toronto, Ontario
(Director since December 12, 1996)

Other Public Directorships
•   The Westaim Corporation, a technology company (TSX, NASDAQ)

• NUCRYST Pharmaceuticals Corp., a pharmaceutical technology company (TSX, NASDAQ)	Mr. Carragher is the President of The Corporate Partnership Ltd. (a mergers and acquisitions company). Mr. Carragher was formerly a corporate turnaround specialist and a mergers and acquisitions advisor.

Independent Director.
Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Name	Principal Occupation and Full Biography

Dr. Ralph S. Cunningham, 65
Ph.D. (Engineering)
Houston, Texas
(Director since December 12, 1996)

Other Public Directorships
•   EnCana Corporation, an energy company (TSX, NYSE)

•   Enterprise Products Partners L.P., a midstream energy partnership (NYSE)

• TETRA Technologies, Inc., an oil and gas services company (NYSE)	Dr. Cunningham is a director and the Group Executive Vice President and Chief Operating Officer and a director of Enterprise Products G.P., L.L.C., the General Partner of Enterprise Products Partners L.P. (a midstream energy partnership). Dr. Cunningham is a former Board Chair and director of Texas Eastern Products Pipeline Company L.L.C. (an energy transportation company), a former Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and has held a number of supervisory and management positions at Exxon Company (an energy company). Dr. Cunningham is also an Advisory Director of Pilko & Associates, a Houston, Texas based management and consulting firm specializing in advising multi-national companies on environmental, health & safety governance and management systems.

Independent Director.
Chair of the Human Resources & Compensation Committee.
Member of the Audit Committee.

Dr. D. Grant Devine, 61 F.A.I.C., P. Ag., B. Sc., M.B.A., M.Sc., Ph.D. Caronport, Saskatchewan (Director since March 1, 1993) Other Public Directorships None	Dr. Devine is a corporate director, farmer and rancher, President of Grant Devine Farms and Consulting Services Ltd. (a management company) and Board Chair of Live Global Bid Inc. (an on-line real- time communications company). Dr. Devine is a former Premier of Saskatchewan from 1982 to 1991, a former Minister of Agriculture and Energy in Saskatchewan, a former Professor at the University of Saskatchewan, former President of the Executive Council of Saskatchewan and a former Board Chair of the Crown Investment Corporation.

Independent Director.
Chair of the Environment, Health & Safety Committee.
Member of the Corporate Governance & Nominating Committee.

Name	Principal Occupation and Full Biography

Ms. Germaine Gibara, 61
C.F.A., M.A., P.M.D.
Montreal, Quebec
(Director since September 29, 2004)

Other Public Directorships
•   Sun Life Financial Inc., an insurance company (TSX, NYSE, PSE)

•   Cogeco Cable Inc., a cable television company (TSX)

• St. Lawrence Cement Group Inc., a supplier of products to the construction industry (TSX)	Ms. Gibara is the President of Avvio Management Inc. (a change and technology management consulting firm) and a member of the Auditing and Assurance Standards Oversight Council and the Canada Pension Plan Investment Board. She is a former director of Corel Corporation (a software company), Ault Foods Ltd. (a food company), Pechiney Group (an aluminium company), Videotron Inc. (a cable television company) and Clarica Life Insurance Company (a life insurance company). She formerly was the Vice President, Private Investments, Technology Companies, of Caisse de dépôt et placement du Québec and formerly the President of Alcan Automotive Structures, a division of Alcan Aluminium Ltd. (an aluminium company). Ms. Gibara has attended the Program for Management Development at the Harvard Business School and holds a Masters Degree in Political Science and Economics from Dalhousie University.

Independent Director.
Member of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.

Mr. Russell K. Girling, 43
B. Comm., M.B.A. (Finance)
Calgary, Alberta
(Proposed Director)

Other Public Directorships
•   TC Pipelines, L.P., a pipeline limited partnership (NASDAQ)

• NOVA Gas Transmission Ltd., an Alberta gas pipeline company	Mr. Girling is the Executive Vice President, Corporate Development and Chief Financial Officer of TransCanada Corporation (a diversified energy and pipeline company), and is currently a director of several companies affiliated with TransCanada Corporation including TC Pipelines, L.P. (a pipeline limited partnership), Bruce Power Inc. (a nuclear power company), and NOVA Gas Transmission Ltd. (an Alberta gas pipeline company). Mr. Girling is also a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.) and was previously President of TransCanada Gas Services, a division of TransCanada Corporation, and the Executive Vice President, Power of TransCanada Energy. Mr. Girling is also a current director of the Alberta Childrens Hospital Foundation.

Independent Director.
Proposed Member of the Audit Committee.
Proposed Member of the Corporate Governance & Nominating Committee.

Name	Principal Occupation and Full Biography

Dr. Susan A. Henry, 59 B.Sc. (Zoology), Ph.D. (Genetics) Ithaca, New York (Director since September 27, 2001) Other Public Directorships None	Dr. Henry is the Dean of College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University in Ithaca, New York, a Fellow of the American Association for the Advancement of Science since 1994 and a Fellow of the American Academy of Microbiology since 1993. Dr. Henry is a member of the Scientific Advisory Board of Cellomics, Inc. (a provider of integrated platforms for drug discovery) and the Advisory Board of BioEconomy Partners (a biotechnology partnership). Dr. Henry is a member of the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, serves as a member of the Committee on Election to Fellowship, American Academy of Microbiology, is a board member of the Governors Nominating Committee American Academy of Microbiology, and is the Past-Chair of the National Institutes of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

Independent Director.
Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Mr. Russell J. Horner, 56 B.Sc. (Chem) Vancouver, B.C. (Director since September 29, 2004) Other Public Directorships • Catalyst Paper Corporation, a forest products and paper company (TSX)	Mr. Horner is and has been the President and Chief Executive Officer of Catalyst Paper Corporation (formerly Norske Skog Canada Limited) since September, 2000. He is the former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company) and the former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is currently a Board member of the Pulp and Paper Research Institute of Canada and a member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

Independent Director.
Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Name	Principal Occupation and Full Biography

Mr. Frank W. King, 69
O.C., B.Sc., P.Eng., LL.D. (Hon)
Calgary, Alberta
(Director since December 12, 1996)

Other Public Directorships
•   The Westaim Corporation, a technology company (TSX, NASDAQ)

•   Trustee of Rio-Can Real Estate Investment Trust, a real estate investment trust (TSX)

• CanWest Global Communications Corp., a communications and media broadcasting company (TSX, NYSE)	Mr. King is President and Chief Executive Officer of Metropolitan Investment Corporation (a private venture capital and management company), and Chairman and a director of Networc Health Inc. (a health care service provider). Mr. King is a director of the Calgary Chamber of Commerce and a member of the Advisory Board of Marsh Canada Inc. (an insurance company). Mr. King is a former director of Acclaim Energy Inc. (an energy company), and Wi-Lan Inc. (a technology company). Mr. King was Chairman and Chief Executive Officer of the 1988 Calgary Olympic Games Organizing Committee (an athletic exposition) and Co-President of Canada 125 (a public service organization).

Independent Director.
Chair of the Corporate Governance & Nominating Committee.
Member of the Environment, Health & Safety Committee.

Mr. Frank W. Proto, 63 B.A. (Economics) Regina, Saskatchewan (Director since March 1, 1993) Other Public Directorships None	Mr. Proto is Board Chair of the Corporation and a director of Nelson Group Inc. (an investment company). Mr. Proto is the volunteer Chair of the Petroleum Technology Research Centre at the University of Regina. Mr. Proto is a former Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company) and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

Independent Director.
Board Chair.
Member of the Audit Committee.
Member of the Environment, Health & Safety Committee.

Name	Principal Occupation and Full Biography

Mr. Harry G. Schaefer, 69
B.Comm., FCA
Calgary, Alberta
(Director since May 6, 1998)

Other Public Directorships
•   Vice Chair and a director of each of TransCanada Pipelines Limited, an energy transportation company (TSX, NYSE, LSE), and of TransCanada Corporation, a diversified energy and pipeline company (TSX, NYSE)

• a Trustee of Fording Canadian Coal Trust, a coal mining trust (TSX, NYSE)	Mr. Schaefer is a corporate director, business advisor and the principal of Schaefer & Associates Ltd. Mr. Schaefer is a member of the Executive Committee and the past Chair of the Alberta Chapter of the Institute of Corporate Directors, a former member of the Province of Alberta Audit Committee, a former member of the WCB Investment Advisory Group, the former Board Chair, from 1991 to 1996, of TransAlta Utilities Corporation (a utility company) having served as the Chief Financial Officer of TransAlta from 1975 to 1993, the former Board Chair of Crestar Energy Inc. (an energy company), and a former director of Mount Royal College Foundation. Mr. Schaefer was the first Adjunct Professor at the Faculty of Business at the University of Calgary, became a Fellow of the ICAA in 1990, the first Canadian recipient of the Financial Executives Institute Distinguished Service Award in 1993, and a 2004 recipient of a Fellowship Award from the Institute of Corporate Directors.

Independent Director.
Chair of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Mr. Michael M. Wilson, 54 B.Sc. (Chem), P.Eng. Bragg Creek, Alberta (Director since October 1, 2003) Other Public Directorships None	Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Prior to joining the Corporation, between 1994 and 2000, Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

Non-Independent Director.
Chief Executive Officer of the Corporation.

Mr. Wilson is not a member of any of the Committees of the Board of Directors, but regularly attends the open sessions of the Committee Meetings.

Name	Principal Occupation and Full Biography

Mr. Victor J. Zaleschuk, 62
B.Comm., CA
Calgary, Alberta
(Director since October 3, 2002)

Other Public Directorships
•   Nexen Inc., an energy company (TSX, NYSE)

• Board Chair and a director of Cameco Corporation, a uranium company (TSX, NYSE)	Mr. Zaleschuk is the former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Independent Director.
Member of the Audit Committee.
Member of the Human Resources & Compensation Committee.

      During the past five years, each director has held the principal occupation identified above except: Mr. Zaleschuk who prior to June 2001 was President and Chief Executive Officer of Nexen Inc.; Mr. Wilson who prior to October, 2003 was President and Chief Operating Officer of the Corporation, and prior to October 2002 was Executive Vice President and Chief Operating Officer of the Corporation; and Mr. Girling who prior to March, 2003 was Executive Vice President and Chief Financial Officer of TransCanada Corporation.
      Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the Canada Business Corporations Act (the “Act”).
      The attendance of directors at Board and Committee meetings, the compensation paid to directors, the Board composition (including the independence of the directors), and director succession planning are disclosed under “Corporate Governance” in this Circular.

APPOINTMENT OF AUDITORS
      Unless instructed otherwise, the persons named in our form of proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting. KPMG LLP have been our auditors since 1993.
Fees Paid to KPMG LLP & External Audit Service Fees (By Category)
      Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and quarterly reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2004 and 2005. During these years, KPMG LLP were our only external auditors.

	Year Ended December 31,

Category	2004	2005

Audit Fees(1)	$678,000	$777,000
Audit-Related Fees(2)	47,000	63,000
Tax Fees(3)	206,000	277,500
All Other Fees(4)	3,000	56,000

Total	$934,000	$1,173,500

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of our financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above, including audits of the combined financial statements of subsidiaries; consultations concerning financial accounting and reporting standards; and compliance reports relating to contractual debt arrangements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including advice relating to the accounts receivable securitization program; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/ combinations; and other tax planning and compliance services.

(4)	For services provided by KPMG LLP other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above, consisting of miscellaneous corporate reporting and compliance services.

SECTION THREE: EXECUTIVE COMPENSATION
       The Corporation reports its financial results in U.S. dollars. The following report on executive compensation is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the Named Executive Officers are paid.
SUMMARY COMPENSATION TABLE
      The following table provides a summary of the compensation earned by the Chief Executive Officer and Chief Financial Officer of the Corporation, as well as the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”), for services rendered in all capacities during 2005, 2004 and 2003. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation				Restricted
						Stock or
				Other Annual	Securities Under	Restricted	LTIP	All Other
Name and		Salary	Bonus	Compensation	Options/SARs	Stock Units	Payouts	Compensation
Principal Position	Year	(U.S.$)(4)	(U.S.$)(4)(5)	(U.S.$)(4)(6)	Granted (#)	(U.S.$)(7)	(U.S.$)	(U.S.$)(4)(8)

Michael M. Wilson	2005	876,820	1,234,539	32,569	-/-	N/A	N/A	7,901
President and Chief	2004	751,172	999,001	28,274	-/-	N/A	N/A	7,324
Executive Officer(1)	2003	553,771	500,000	29,629	170,000/-	376,800	N/A	62,138

Bruce G. Waterman	2005	418,249	360,396	15,519	33,300/-	N/A	N/A	15,617
Senior Vice President, Finance	2004	381,029	304,849	11,061	38,500/-	N/A	N/A	42,584
and Chief Financial Officer	2003	331,906	273,804	9,138	88,050/-	N/A	N/A	37,235

Richard L. Gearheard	2005	366,023	344,579	19,148	34,200/-	N/A	N/A	8,554
Senior Vice President, Retail	2004	351,327	293,800	13,892	-/39,000	N/A	N/A	6,822
	2003	265,250	264,600	9,977	69,000/ 50,000	N/A	N/A	4,628

Ron A. Wilkinson	2005	341,576	311,406	25,664	37,100/-	N/A	N/A	15,427
Senior Vice President, Wholesale (2)	2004	231,339	219,319	20,156	18,200/-	N/A	N/A	25,800
	2003	149,298	103,498	8,658	16,000/-	N/A	N/A	11,967

John D. Yokley	2005	338,388	286,827	11,965	28,500/-	N/A	N/A	106,629
Senior Vice President(3)	2004	310,587	249,212	22,751	33,000/-	N/A	N/A	543
	2003	270,045	222,769	16,663	51,000/-	N/A	N/A	603

Notes:

(1)	Mr. Wilson was appointed Chief Executive Officer of the Corporation on October 1, 2003.

(2)	Mr. Wilkinson was appointed Senior Vice President, North America Wholesale effective October 12, 2004, and appointed Senior Vice President, Wholesale on February 1, 2005.

(3)	Mr. Yokley retired as an officer of the Corporation on December 1, 2005.

(4)	The conversion rate used was U.S.$1.00 = Cdn. $1.2114, $1.3013 and $1.4010 for each of 2005, 2004 and 2003, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

(5)	These amounts include payouts under the two components of the Corporation’s Annual Incentive Program in respect of 2005, being the Performance Recognition Plan and the Profit Sharing Plan. A payout of 10% (out of a maximum of 10%) of base salary was achieved under the Profit Sharing Plan for 2005. See the Report of the Human Resources & Compensation Committee on Executive Compensation for further details on these Plans.

(6)	Includes amounts for perquisites that do not exceed the lesser of $50,000 and 10% of the total of the annual salary plus bonus of the Named Executive Officers for the financial year. Also includes tax equalization payments to Mr. Yokley of $8,062 in 2003.

(7)	The amount shown for Mr. Wilson represents a grant of 30,000 units made on October 1, 2003 under the Performance Share Unit Plan in recognition of his promotion to President and Chief Executive Officer. As of the end of the most recent fiscal year, that initial grant had grown to 30,451 performance share units including dividend equivalents and had an aggregate value of $669,617, based on a December 31, 2005 share price of U.S.$21.99. Awards under the Performance Share Unit Plan for Mr. Wilson and other Named Executive Officers for 2005 are disclosed in the LTIP table that follows in the next section. See the LTIP table below for a description of the Performance Share Unit Plan.

(8)	These amounts include life insurance premiums paid by the Corporation, the value of the Corporation’s actual and notional contributions under defined contribution retirement plans for calendar years prior to 2005, and a payout of accrued vacation value to Mr. Yokley upon his retirement from the Corporation.

LTIP — Awards In the Most Recently Completed Year

			Estimated Future Payouts Under
			Non-Securities Price-Based Plans(1)
	Securities, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	(#)	Maturation or Payout	(#)	(#)	(#)

Michael M. Wilson	125,000	December 31, 2007	62,500	125,000	187,500
Bruce G. Waterman	15,800	December 31, 2007	7,900	15,800	23,700
Richard L. Gearheard	15,700	December 31, 2007	7,850	15,700	23,550
Ron A. Wilkinson	17,000	December 31, 2007	8,500	17,000	25,500
John D. Yokley	13,100	December 31, 2007	6,550	13,100	19,650

Note:

(1)	Performance share units (including dividend equivalent performance share units) will vest at the end of a 3-year performance cycle. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the 3-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. The peer group comprises a select sample of comparably-sized North American chemical and fertilizer companies that trade on the New York Stock Exchange. One hundred percent of the performance share units vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a 3-year performance cycle, the percentage of performance share units that vest may not exceed 100%. Vesting of performance share units granted after 2004 is zero if, over the 3-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.
STOCK OPTION AND TANDEM SAR PLAN
      The Stock Option and Tandem SAR Plan (the “Option Plan”) authorizes the Board to grant options to executive officers and employees of the Corporation. Options to be issued under the Option Plan must have exercise prices not less than, and be for terms not longer than, those permitted by the applicable rules of any stock exchange on which the Common Shares are listed. The Corporation may also make grants of SARs in tandem with each stock option grant. With a tandem SAR feature attached, option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. See the “Report of the Human Resources & Compensation Committee on Executive Compensation”.
      The Option Plan was amended in March 2002 to restrict eligibility thereunder to receive stock options to officers and employees of the Corporation, thereby precluding grants of stock options after that time to outside directors. There are no other stock option plans of the Corporation in which outside directors are eligible to participate. The amendments also included a revision to the Option Plan to clarify that stock options that have been granted pursuant to the Plan cannot be repriced under the Plan, whether by way of amendment or otherwise.
      In the fourth quarter of 2003, the Corporation began expensing stock options effective January 1, 2003 on a prospective basis.

      The following table sets out the options to purchase Common Shares and SARs granted to each of the Named Executive Officers during the fiscal year ended December 31, 2005:
Option and SAR Grants During the Most Recently Completed Year

							Market Value
							of Securities
			% of Total				Underlying
			Options/SARs				Options/SARs
	Securities Under		Granted to		Exercise or		on the Date
	Options/SARs		Employees in		Base Price		of Grant
	(#)		Financial Year		($/Security)(1)		($/Security)		Expiration Date

Name	Options	SARs	Options	SARs	Options	SARs	Options	SARs	Options	SARs

Michael M. Wilson	—	—	0%	—	—	—	—	—	—	—
Bruce G. Waterman	33,300	—	4%	—	15.71	—	15.71	—	February 9, 2015	—
Richard L. Gearheard	34,200	—	5%	—	15.71	—	15.71	—	February 9, 2015	—
Ron A. Wilkinson	37,100	—	5%	—	15.71	—	15.71	—	February 9, 2015	—
John D. Yokley	28,500	—	4%	—	15.71	—	15.71	—	February 9, 2015	—

Note:

(1)	The exercise price of the above grants are expressed in U.S. dollars. Option exercise prices for grants made prior to February 11, 2004 were expressed in Cdn. dollars.
     The following table sets out for the Named Executive Officers the number of Common Shares acquired on exercise of options during the financial year ended December 31, 2005, the aggregate value of the Common Shares realized (the difference between the exercise price and the trading value of the Common Shares on the date of exercise) and the number and value (based on the difference between the exercise price and the December 31, 2005 closing price of the Common Shares of U.S. $21.99) of unexercised options and unvested SARs as at December 31, 2005:
Aggregated Options/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SARs Values and Value of Unexercised in-the-Money Options/SARs at Fiscal Year End (U.S.$)

			Unexercised Options/SARs at Fiscal		Value of Unexercised in-the-Money
			Year End (#)		Options/SARs at Fiscal Year End (U.S.$)

		Aggregate
	Securities	Value	Exercisable/Unexercisable		Exercisable/Unexercisable
	Acquired	Realized
Name	on Exercise	(U.S.$)	Options	SARs	Options	SARs

Michael M. Wilson	73,500	865,206	439,000 / 117,500	0 / 0	3,497,955 / 1,005,171	0 / 0
Bruce G. Waterman	9,625	111,655	332,706 / 118,969	0 / 0	2,932,055 / 820,097	0 / 0
Richard L. Gearheard	121,500	872,742	166,250 / 82,450	9,750 / 29,250	1,381,186 / 586,575	45,109 / 135,326
Ron A. Wilkinson	86,250	906,156	9,850 / 52,150	0 / 0	70,525 / 278,547	0 / 0
John D. Yokley	120,000	1,211,169	131,750 / 88,750	0 / 0	847,911 / 563,201	0 / 0
RETIREMENT PLANS
      The Corporation is introducing changes to the executive retirement program for designated executives including the Named Executive Officers effective in 2006. The benefits under both the current and new programs are described below. Since the changes were approved in 2005, the estimated benefits and obligations under the new program are being disclosed herein.
Current Program
      With the exception of Mr. Gearheard, the Named Executive Officers are currently members of the Corporation’s Retirement Plan and are either participating in the non-contributory, defined benefit part of the plan (the “DB Plan”) or the non-contributory, defined contribution part of the plan (the “DC Plan”).
      Each of the DC Plan and the DB Plan is registered under the Income Tax Act (Canada) and the Employment Pension Plans Act (Alberta) and is subject to the maximum pension and contribution limits imposed under the Income Tax Act.
      In addition to the benefits provided under either the DB Plan or the DC Plan, the Named Executive Officers, other than Mr. Gearheard, receive supplementary benefits under the Corporation’s Supplemental Executive Retirement Plan (the “Supplementary Plan”). Executive officers who are members of the DB Plan receive a total pension from the

DB and Supplementary Plans of 1.4% of their best 3-year average earnings (“Best Average Earnings”) up to the 36-month average yearly maximum pensionable earnings under the Canada Pension Plan (“Average YMPE”) plus 2% of Best Average Earnings in excess of the Average YMPE, multiplied by years of service up to 35 years, plus 1.4% of Best Average Earnings multiplied by years of service in excess of 35 years. Executive officers who are members of the DC Plan receive a total actual and notional contribution credited to their DC Plan and Supplementary Plan accounts of 11% of the executive’s earnings. Earnings recognized are base salary.
      Mr. Wilson currently participates in registered and supplementary defined benefit plans. Mr. Yokley retired in 2005 and continues to be eligible for pension benefits under the terms of the current registered and supplementary defined benefit plans. Messrs. Waterman and Wilkinson currently participate in registered and supplementary defined contribution plans.
      Mr. Gearheard is currently a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is registered under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of 3 year average best earnings (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code.
      In addition to the benefits provided under the U.S. Basic Plan, Mr. Gearheard is also eligible to receive supplementary benefits under the Agrium U.S. Inc. Supplemental Executive Retirement Plan (the “U.S. Supplemental Plan”). The formula for benefits on retirement under the U.S. Supplemental Plan is 1.67% of the excess of the Final Average Earnings over the primary Social Security benefit payable at age 65, multiplied by pension service up to 35 years, plus 0.8% of Final Average Earnings multiplied by pension service in excess of 35 years but not more than 40 years, minus the U.S. Basic Plan benefit payable at age 65. Earnings recognized are base salary.
      Mr. Gearheard is also a member of the Agrium 401(k) Retirement Savings Plan. For 2005, this Plan permits voluntary contributions up to 30% of total compensation, with such contributions subject to the legal maximum. The amount of the Corporation’s contribution is 50% of the first 6% of employee contributions.
      Twelve (12) designated executives of the Corporation are participating in the current program comprised of unfunded supplementary DB SERP and DC SERP benefits. There are also certain former retired employees entitled to benefits under the unfunded DB SERP and DC SERP. The total accrued pension obligation for the current DB SERP included in our December 31, 2005 financial statements was $11,200,000. The total DC SERP notional account balances as of December 31, 2005 totalled $922,000. As liabilities for these benefits are not funded, benefits are paid from the general revenues of the Corporation. The liabilities for all Canadian participants are secured by a Letter of Credit. The cost to secure the Letter of Credit was $146,000 in 2005.
New Program
      Effective June 25, 2006, the Named Executive Officers (other than Mr. Yokley who has retired) will participate in the new executive retirement program. The new executive retirement program was approved at the end of 2005 after a comprehensive review of North American market practice, with the goals of ensuring that:

•	the Corporation’s executive retirement program is competitive in order to attract and retain executive talent needed to deliver on the organization’s business strategies;

•	the pension provided to executives at retirement provides for an adequate level of income in retirement commensurate with their service with the Corporation; and

•	the Corporation’s total liabilities in the event of the retirement or termination of an executive, including both pension and severance, are managed on an integrated basis.
      Under the new executive retirement program, designated executives will participate in:

•	the registered DC Plan that is being amended for all participating employees; and

•	the new defined benefit supplemental executive retirement plan (“DB SERP”) which covers earnings in excess of the limits imposed under the Income Tax Act (Canada).

      There are currently twelve (12) designated executives (including the NEOs, except Mr. Yokley) who are expected to participate in the new DB SERP. In order to participate in the new DB SERP, each designated executive must enter into an agreement with the Corporation that includes the following conditions:

•	waiver of prior supplementary plan benefits; and

•	phase out by age 60 (the normal retirement date under the DB SERP) of any severance benefits to which he or she would otherwise be entitled.
      See the “Employment Contracts and Change of Control Arrangements” section for further details.
Registered DC Plan
      Under the amended DC Plan, the Corporation contributes 6% of eligible base salary, and if the participant makes voluntary contributions up to 6% of eligible base salary, the Corporation makes 50% matching contributions up to 3% of eligible base salary. For designated officers, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada), which was $99,100 in 2005 (the “DC Plan Earnings Limit”).
DB SERP
      The DB SERP has been designed to reflect best practice in executive pension governance, including the following plan provisions:

•	limiting covered service to service as a designated executive of the Corporation (the DB SERP does not recognize service, if any, prior to becoming an officer of the Corporation; neither does it allow for accelerated service recognition);

•	introducing a vesting schedule over 4 years (two years for existing executives);

•	limiting the inclusion of bonus in pensionable earnings (only up to target levels);

•	applying a cap on pensionable earnings under the plan ($0.8 million; $2.1 million for the Chief Executive Officer); and

•	applying a cap on the overall amount of pension payable under the plan (limited to 70% of final salary).
      Under the new DB SERP, designated executives receive a pension of 2% of the average of the three highest consecutive years of Excess Earnings multiplied by years of service as a designated executive. Normal retirement age is 60 years. Early retirement benefits are available from age 55 with the pension reduced by 6% for each year retirement precedes normal retirement age. The retirement pension is paid for life, with a spousal survivor pension of 60% of the executive’s pension, or a 15-year guarantee for an executive without a spouse at retirement.
      Excess Earnings for a year is the sum of base salary above the DC Plan Earnings Limit and the actual annual incentive paid in respect of the year, up to a maximum of the executive’s target incentive level for the year.
      Each of the NEOs (other than Mr. Yokley) will be 50% vested under the DB SERP upon inception at June 25, 2006. The remainder of their DB SERP entitlements will vest at the rate of 25% over each of the following two years.

      The table below states the estimated annual benefits payable upon retirement under the DB SERP, in specified compensation and years of service classifications:
Pension Plan Table

	Years of Service

Average Remuneration (U.S. $)	5	10	15	20

	Estimated Annual Pension Entitlement ($ U.S.)
165,000	7,000	13,000	20,000	26,000
248,000	15,000	30,000	45,000	59,000
330,000	23,000	46,000	69,000	92,000
413,000	31,000	63,000	94,000	125,000
495,000	40,000	79,000	119,000	158,000
578,000	48,000	96,000	144,000	192,000
660,000	56,000	112,000	168,000	225,000
743,000	64,000	129,000	193,000	258,000
826,000*	73,000	145,000	218,000	291,000
1,238,000	114,000	228,000	342,000	456,000
1,651,000	155,000	310,000	466,000	621,000
2,064,000	196,000	393,000	589,000	786,000
* Pensionable earnings cap for participants other than the Chief Executive Officer.

Notes:

(1)	The table shows the annual benefits payable upon normal retirement under the DB SERP ($U.S.).

(2)	Average remuneration is assumed to be the highest average earnings as recognized for DB SERP calculation purposes (i.e., base salary plus annual incentive up to the target incentive level).
     The annual benefits payable upon retirement under the DC Plan will be determined by the size of each participant’s account values (based on the amount of actual contributions and by the actual investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.).
      In addition, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation. The Corporation’s cumulative cost related to this commitment for service up to his retirement date is not expected to exceed $200,000.
      Mr. Gearheard’s participation under the amended DC Plan provisions will commence January 1, 2007 and he will retain his registered U.S. plan benefits for service prior to January 1, 2007. For purposes of this prior period of service, the determination of Excess Earnings under the DB SERP will be modified to reflect the earnings limit applicable to the U.S. Basic Plan under the U.S. Internal Revenue Code.

      The table below presents the projected annual retirement benefits payable upon normal retirement for each of the Named Executive Officers. In addition, the total defined benefit accrued pension obligation for each NEO is shown:

		Projected Annual Pension
		Amounts at
		Normal Retirement(1)
					Accrued Pension
	Years of Credited			Estimated	Obligation at
	Service as of			pension	December 31, 2005
Name	December 31, 2005	Age	Service	($U.S.)(2)	($U.S.)(3)

M.M. Wilson	5.416	60	10.8	$341,000	$2,729,000 (4)
B.G. Waterman	5.706	60	10.2	$116,000	$855,000
R.L. Gearheard	9.417	60	13.6	$141,000	$1,275,000
J.D. Yokley	9.209	65	9.2	$60,000	$717,000
R.A. Wilkinson	2.390	60	10.8	$98,000	$283,000

Notes:

(1)	The table relates to defined benefit plan components of the retirement program applicable to each NEO.

(2)	The projected annual pension benefits are calculated assuming base salaries and target incentive levels in future years equal those in effect at the end of 2005.

(3)	The accrued pension obligations are the actuarial value of projected benefits for service accrued to December 31, 2005. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s 2005 consolidated financial statements as of December 31, 2005.

(4)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described in this disclosure.

(5)	Benefits under the registered DC Plan will be in addition based on each NEO’s account balance at retirement.
EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS
      The Corporation entered into an executive employment agreement with Mr. Wilson on his appointment as President and Chief Executive Officer. Under the terms of this agreement, Mr. Wilson is entitled to receive a base salary subject to periodic review and adjustments, as well as annual and long-term incentives. The agreement also provides that, if Mr. Wilson’s employment is terminated for any reason other than cause (including a change of control), he will receive a payment equal to his monthly base salary, 1/12 of his target annual and long-term incentives, and monthly benefits and perquisites multiplied by the lesser of thirty-six (36) months or the number of months remaining from the termination date to attainment of age 60.
      The Corporation has entered into severance agreements with each of the Named Executive Officers (other than the Chief Executive Officer and Mr. Yokley) that provide for a payment, upon termination for any reason other than cause, equal to his or her monthly base salary, 1/12 of his or her target annual incentives, and monthly benefits and perquisites multiplied by:

•	in the event that the employment of such a Named Executive Officer is terminated within two years of change of control, twenty-four (24) months; or

•	in the event the employment of such a Named Executive Officer is otherwise terminated without cause, the lesser of twenty-four (24) or the number of months remaining from the termination date to the attainment of age 60.
      In addition, all outstanding stock options held by Named Executive Officers are to become immediately vested upon a change in control of the Corporation. Performance share units do not vest upon a change in control of the Corporation, but the market value of performance share units is payable upon termination of employment of a Named Executive Officer for any reason other than just cause.
      Effective upon his retirement on December 1, 2005, the Corporation entered into an agreement with Mr. Yokley that he will continue to receive compensation through September, 2006. The total value of this compensation is U.S. $403,000. He will also continue to accrue pension and benefits through to that date.

SECTION FOUR: REPORT OF THE HUMAN RESOURCES & COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
TOTAL COMPENSATION PHILOSOPHY & STRATEGY
      The Corporation’s compensation philosophy is to provide total compensation opportunities that are competitive with the pay practices of other industry leading companies, and to provide a strong and direct link between corporate performance and compensation, using a combination of base salary, annual incentives and equity incentives. More specifically:

•	the peer group for the Chief Executive Officer and the other Named Executive Officers consists of a select sample of comparably-sized (considering revenue, assets, market capitalization and total number of employees) U.S. chemical and fertilizer companies. For executive positions below this level, the comparators consist of a 50%/50% blend of the U.S. chemical peer companies and a select sample of comparably-sized Canadian companies from a range of industrial sectors. The U.S. chemical sample is the same peer group that is used for the relative comparison within the new Performance Share Unit Plan;

•	executive salaries are benchmarked at or about the median of the relevant peer group, with ranges above and below the median based on the executive’s experience and performance;

•	the level of target annual incentives ensures that average total cash compensation (salary & annual incentives) for executive officers approximates the median of the relevant peer group in years in which performance reaches planned levels, and is up to the 75th percentile of the relevant peer group in years in which performance significantly exceeds planned levels; and

•	the value of long-term incentives (including stock options, SARs and performance share units) is targeted at or about the median of the relevant peer group, with ranges above and below the median based on the executive’s performance and career potential.
      Based on the Corporation’s compensation philosophy, the majority of compensation for the Named Executive Officers is delivered through a combination of annual and long-term incentives that are tied to corporate and individual performance. Annual and long-term incentives together represent approximately 75% of target total direct compensation for the President and Chief Executive Officer, 65% for other NEOs and 50% for other executive officers.
      The Committee periodically reviews the Corporation’s executive compensation (base salary and annual and long-term incentive programs). Management has retained Towers Perrin in the most recent fiscal year to assist with preparing information and providing advice on senior executive and Board of Director compensation arrangements. Materials prepared by Towers Perrin have been presented by management to the Human Resources & Compensation Committee for review and decisions.
      Towers Perrin’s scope of services includes competitive reviews of senior executive and Board of Director compensation levels, providing trends information, assisting management with changes to the design of compensation programs, and other miscellaneous executive compensation assistance. In addition to these services, Towers Perrin also provides retirement consulting services to the Corporation.
INCENTIVE PLANS
      The Corporation sponsors annual and long-term incentive plans in which the Named Executive Officers as well as other key managers and employees participate. Annual incentives are provided through two plans, the Performance Recognition Plan and the Profit Sharing Plan. Long-term incentives are provided through a combination of our Amended & Restated Stock Option and Tandem SAR Plan and a Performance Share Unit Plan. The following is a summary of the principal terms of these Plans:
ANNUAL INCENTIVES
      The Performance Recognition Plan was developed to support the achievement of key financial and other business objectives. Target award levels are based on the median of the relevant peer groups and are 75% of salary for the President and Chief Executive Officer and 50% of salary for the other Named Executive Officers.

      Actual award payouts under this Plan are determined based on corporate, function/business unit and individual performance. The portion of the total target incentive payout attributable to each of these performance categories (as a % of salary) is as follows:

		Business
	Corporate Key	Unit/Function Key
	Performance	Performance	Individual
	Indicators	Indicators	Performance	Total Target

Chief Executive Officer	56%	N/A	19%	75%
Other Named Executive Officers	25%	12.5%	12.5%	50%
      For the portion of the incentive payout attributable to Corporate Key Performance Indicators, a factor of 100% of target (or 56% for Chief Executive Officer and 25% for other NEOs) is applied for achievement of plan level performance, and a factor ranging from 50% up to 200% is applied for performance ranging from threshold to maximum performance levels. No payout is awarded for performance below threshold levels. Shown below are the Corporate Key Performance Indicators (“KPIs”) for 2005 and the weightings assigned to each at plan level performance.

			Weighting
Corporate Strategies	KPIs	Performance Plan	at Plan

Continuously Improve	Diluted EPS	Plan	25%
Base Business	Operating cash flow	Plan	25%
Competitiveness	EH&S Incidents	80% of 2004 Incidents	5%
	Internal controls compliance	Document SOX processes	20%
		Identify preliminary key controls, assess effectiveness and perform remediation

Disciplined Investment Approach	ROIC in excess of the Corporation’s weighted average cost of capital	10%	10%

Grow to Industry	Total Shareholder Return
Leadership Position	• Relative to average of the North American Fertilizer Industry	Industry Average	10%
	• Measured on a rolling 3-year average basis

Create and Sustain High Performance Culture	Cross functional/business developmental moves to support Management Succession Plan	2004 Developmental Moves	5%

Total Score			100%

      Under the Profit Sharing Plan, a profit sharing pool is determined each year based on a percentage of earnings before interest, taxes, depreciation and amortization of the North America Wholesale Group for that calendar year. Named Executive Officers are eligible for annual allocations from the profit sharing pool of up to 10% of salary.
LONG-TERM INCENTIVES
      The combined target grants of stock options, SARs and performance share units are determined based on market median practices. In determining new stock option grants, the amount and terms of outstanding options, SARs, shares and units subject to restrictions on resale were not taken into account.
      Pursuant to the Option Plan, Named Executive Officers and other key managers and employees have been granted options to acquire Common Shares at the closing price on the day preceding the grant. Target levels (inclusive of performance share unit values) are based on the median of the relevant peer groups, with a range of actual grants to reflect individual performance and career potential. Options vest in 25% increments over four years and expire 10 years from the date of grant. Commencing in 2004, the Corporation has made grants of SARs in tandem with stock option grants to Canadian employees. With this change, those option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. This will assist in the management of shareholder dilution related to the Option Plan, provides increased transparency through variable accounting for the purposes of expensing stock options, and ensures that the costs of funding the stock option grants are tax deductible by the Corporation.
      In 2004, U.S. based Named Executive Officers and other key managers and employees received grants of stand-alone SARs, rather than stock options with tandem SARs. These stand-alone SARs are subject to the same terms and conditions as stock options. This approach was taken for purposes of limiting the dilutive impact of option grants. In 2005, due to anticipated changes in U.S. taxation laws, any participants who were U.S. tax residents received grants of stock options, with no tandem SARs attached. Following clarification of these laws, future grants to U.S. resident participants will likely take the form of stand-alone SARs.
      Under the Performance Share Unit Plan, executive officers and other eligible managers may receive grants of share units. The value of each share unit is based on the price of Common Shares on the New York Stock Exchange. When cash dividends are paid on the Common Shares, additional performance share units of equivalent value are credited to the designated employees’ accounts.
      Performance share units (including dividend equivalent performance share units) vest at the end of a 3-year performance cycle. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the 3-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. One hundred percent of the performance share units vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a 3-year performance cycle, the percentage of performance share units that vest may not exceed 100%. Vesting of performance share units granted after 2004 is zero if, over the 3-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.
      The peer group for purposes of performance share units is comprised of a select sample of comparably-sized North American chemical and fertilizer companies that trade on the New York Stock Exchange. The following companies were in the peer group applicable to performance share unit grants made in 2005:

AGCO Corp.	Lyondell Chemical
Airgas Inc.	Methanex Corp.
Albemarle Corp.	Mosaic Company
Cabot Corp.	Nova Chemicals
Chemtura	Olin Corp.
FMC Corp.	Potash Corp.
Hercules Inc.	The Scotts Co.
      The Corporation believes that the introduction of the Performance Share Unit Plan, in conjunction with changes to the stock option program, provides for a more balanced long-term incentive approach that recognizes the cyclical nature of the business, provides a better total alignment with shareholder interests and facilitates long-term share ownership.
SHARE OWNERSHIP GUIDELINES
      The Corporation has share ownership guidelines applicable to the Named Executive Officers and other senior executives. The share ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of the Common Shares. Affected officers are expected to achieve the following share ownership levels within five years of the date of the adoption of the share ownership guidelines by the Corporation, which was February 11, 2004, or by the fifth anniversary of an individual’s commencement of service as an officer, whichever is later. The guidelines for the Named Executive Officers are as follows:

Approximate Multiple
Executive Level	of Base Salary

Chief Executive Officer	Four Times
Other NEOs	Two Times

Note:

(1)	For purposes of these guidelines, share ownership includes Common Shares and performance share units, but excludes options to acquire Common Shares.
     The following table sets out each of the Named Executive Officer’s equity ownership interest in the Corporation as of December 31, 2005:

NEO’s Equity Ownership as at December 31, 2005				NEO’s “Equity at Risk”(1)

Named Executive Officer	Common Shares	Stock Options	PSUs	Amount (U.S.$)	Multiple of Salary

Michael M. Wilson	40,000	556,500	282,065	7,082,200	7.8
Bruce G. Waterman	45,000	451,675	32,511	1,704,468	4.0
Richard L. Gearheard	37,173	287,700	32,209	1,537,579	4.0
Ron A. Wilkinson	—	62,000	24,926	548,121	1.5
John D. Yokley	3,700	220,500	27,076	676,769	2.0

Total	126,413	1,578,375	398,786	11,549,136

Note:

(1)	Named Executive Officers’ “Equity at Risk” Amount is shown as at December 31, 2005 based on the number of Common Shares and performance share units (“PSUs”) held by the Named Executive Officer and a share price of U.S.$21.99 and excludes the value of stock options.
CHIEF EXECUTIVE OFFICER COMPENSATION
      Mr. Wilson’s compensation package consists of base salary and annual and long-term incentives, as outlined above for other Named Executive Officers. Mr. Wilson’s base salary was adjusted to U.S.$908,000 (Canadian $1,100,000) effective March 1, 2005 to be comparable to the median of the Corporation’s peer group of U.S. chemical and fertilizer companies (as identified above under the description of the Corporation’s Long-Term Incentives). His total annual incentive target is 80% of salary, with a maximum of 160% of base salary, again consistent with the median of the Corporation’s peer group.
      Mr. Wilson’s performance in 2005 has been assessed pursuant to an evaluation conducted by the HR&C Committee and the Board Chair and is based primarily on four criteria, namely the achievement of the Chief Executive Officer’s goals for 2005, the personal effectiveness of the Chief Executive Officer in leading the development and implementation of corporate strategies, the accomplishment of financial and non-financial corporate key performance indicators as approved by the Board for the year under review, and the Terms of Reference for the Chief Executive Officer.
      Through Mr. Wilson’s leadership, 2005 was a pivotal year for the Corporation, both in terms of annual results as well as strategic initiatives that will ensure the Corporation’s future success. Mr. Wilson’s notable accomplishments in the year included:

•	Leadership in the realization of a key phase in the Corporation’s growth strategy, including

—	Acquisitions of Royster-Clark, Nu-Gro, Con Agra’s South American retail business and Imperial Oil’s Canadian fertilizer distribution assets

—	Expansion of the Saskatchewan potash mine

—	Expansion of the Corporation’s controlled release fertilizer production

—	Scoping of a possible green field operation in Egypt

•	Grew business segments that have less cyclical volatility resulting in a more stable earnings profile and the communication of these improvements to shareholders

•	Achieved a fifth consecutive year-over-year improvement in Environment, Health and Safety performance

•	Further strengthening of the Corporation’s High Performance Culture through a significant emphasis on leadership development, a continued reinforcement of performance management principles and support of best-practices HR initiatives that resulted in recognition of the Corporation as one of Canada’s Top 100 Employers (and one of Alberta’s Top 20 Employers)

•	Continued emphasis on responsible corporate governance, as evidenced by the receipt of the highest rating awarded by Governance Metrics International (one of only 33 companies in the world out of more than 3,200 considered)
      Mr. Wilson’s annual incentive payout in respect of 2005 has been based on the following calculation:

			Adjusted
	Target as %	Performance	Target as %	Payout
Performance Category	Salary	Score	Salary	($U.S.)

Performance Recognition Plan
Corporate KPIs	56.25%	162%	91%	$814,915
Individual Performance	18.75%	200%	37%	$330,196

Total	75%		128%	$1,145,111

Profit Sharing Plan
NAW EBITDA	5.0%	200%	10%	$89,428

Total Annual Incentive	80%		138%	$1,234,539

      The grant of 125,000 Performance Share Units made to Mr. Wilson in February, 2005 was based on the terms of Mr. Wilson’s employment agreement, and is also consistent with the median of competitive practices for long-term incentive grants among the Corporation’s U.S. chemical and fertilizer industry peer group.
      The table below highlights the total compensation earned by Mr. Wilson in each of the last three years:

Compensation Elements	2005	2004	2003

Salary	$876,820	$751,172	$553,771
Annual Incentive Payout	$1,234,539	$999,001	$500,000
Expected Value of Stock Options/SARs(1)	$0	$0	$887,330
Grant Value of PSUs(2)	$1,963,750	$1,918,750	$376,800
Perquisites	$32,569	$28,274	$29,629
Pension Value(3)	$1,276,746	$185,990	$259,605

Total Compensation	$5,384,424	$3,883,187	$2,607,136

Notes:

(1)	Valued consistent with accounting Black-Scholes valuations.

(2)	Based on Agrium share price on date of grant (U.S.$15.71 in 2005, U.S.$15.35 in 2004, and U.S.$12.56 in 2003).

(3)	The amount related to service cost, compensation changes differing from those assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s consolidated financial statements), and the impact of plan changes.

(4)	Pension value for 2005 represents new executive pension program.
Submitted on behalf of the HR&C Committee:
R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk

SECTION FIVE: MISCELLANEOUS MATTERS
INDEBTEDNESS OF DIRECTORS AND OFFICERS
      Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2005. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      The Option Plan is our only compensation plan providing for the issuance of securities as compensation. The information in the following table is as at December 31, 2005:

	(a)	(b)	(c)

	Number of securities	Weighted-average	Number of securities
	to be issued	exercise price	remaining available for
	upon exercise	of outstanding	future issuance under
	of outstanding	options, warrants	equity compensation plans
	options, warrants	and rights	(excluding securities
Plan Category	and rights	(Cdn. $)	reflected in column (a))

Equity compensation plans approved by securityholders	5,670,958	$17.26	1,148,070
Equity compensation plans not approved by securityholders	nil	n/a	nil

Total	5,670,958	$17.26	1,148,070

SHARE PERFORMANCE GRAPH
      The following table compares the five year return on our Common Shares (assuming $100 invested on December 31, 2000 and reinvestment of dividends) with the S&P TSX Composite Index:
TOTAL COMMON SHAREHOLDERS’ RETURN
December 31, 2000 – December 31, 2005 (Assuming Dividend Reinvestment)

CORPORATE GOVERNANCE
      Our Board and management are committed to the continuous improvement of our governance practices and have been consistently recognized for excellence in corporate governance. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. Our governance practices comply with the requirements of the policies and guidelines of the Canadian securities regulators, and our disclosure in response thereto is set forth in Schedule “A” to this Circular. A cross referencing guide setting out the location in this Circular where we discuss our compliance with each of the requirements and guidelines described in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) is attached to this Circular as Appendix “1” to Schedule “A”. Additional information relating to corporate governance at the Corporation may be found on our web site under “Corporate Governance” at www.agrium.com.
INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON
      We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2005 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.
DIRECTORS’ AND OFFICERS’ INSURANCE
      We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The directors’ and officers’ coverage was renewed May 31, 2005. The total directors’ and officers’ liability coverage provides an annual aggregate limit of U.S.$85,000,000. The 2005 total actual and projected insurance premium for directors’ and officers’ liability coverage is U.S.$827,250. We do not anticipate that there will be material changes in the policy terms and conditions when our coverage is renewed in 2006.
      Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Canada Business Corporations Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.
SHAREHOLDER PROPOSALS
      Shareholder proposals to be considered for inclusion in the 2007 Management Proxy Circular must be received by us on or before December 14, 2006.
ADDITIONAL INFORMATION AND OTHER DOCUMENTS
      Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.
      Additional information relating to the Corporation is available on the SEDAR web site at www.sedar.com. Any shareholder wishing to receive a copy of this Circular, the Annual Report (including our consolidated annual financial statements and Management’s Discussion & Analysis for the Corporation’s most recently completed financial year) and our Annual Information Form may do so free of charge by contacting our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8 or by telephone at (403) 225-7000.
OTHER MATTERS
      As of March 14, 2006, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL
      The directors have approved the contents and mailing of this Circular.
March 14, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie O’Donoghue
Senior Vice President, General Counsel
& Corporate Secretary

SCHEDULE “A”
CORPORATE GOVERNANCE
CORPORATE GOVERNANCE PRACTICES AND GUIDELINES
      The stewardship of the Corporation is primarily the responsibility of the Board of Directors and the four Committees of the Board, which work closely with the Chief Executive Officer whose primary responsibility is the executive leadership and operational management of the Corporation. Our Corporate Governance & Nominating Committee (the “CG&N Committee”) has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our Board and management are committed to safeguarding and enhancing shareholder value through the highest standards of integrity, ethical conduct and accountability, and we believe in the continuous improvement of our practices in this important area.
AVAILABILITY OF GOVERNANCE MATERIAL
      Our current Corporate Governance Guidelines, our Board and Committee Charters, our Terms of Reference for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer, our Code of Business Conduct and Ethics, and our Audit Committee Whistleblower Procedures are available on our web site under “Corporate Governance” at www.agrium.com. Our Code of Business Conduct and Ethics has been filed on SEDAR and EDGAR. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary or by e-mail by going to the “Contact Us” section of our web site at www.agrium.com.
ACCESS TO INDEPENDENT DIRECTORS
      Our Board Charter and Corporate Governance Guidelines, both of which are available on our web site under “Corporate Governance” at www.agrium.com, provide a means of direct communication to our Board Chair and our independent directors. Interested parties may communicate directly with the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.”. Any such envelope shall be delivered unopened to the Board Chair.
ACCESS TO AUDIT COMMITTEE
      Our Audit Committee’s Whistleblower Procedures and our Corporate Governance Guidelines provide a means of direct communication to our Audit Committee Chair and the Audit Committee. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential - Attention: Chair of the Audit Committee of Agrium Inc.”. Any such envelope shall be delivered unopened to the Chair of the Audit Committee.
CANADIAN SECURITIES ADMINISTRATORS GOVERNANCE GUIDELINES
AND DISCLOSURE REQUIREMENTS
      Many regulatory changes have come into effect in the past year, including policies of the Canadian Securities Administrators (“CSA”) relating to corporate governance practices and as amendments to the CSA rules relating to audit committees. The Corporation’s governance practices are consistent with the governance guidelines set forth in National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), each of which has been adopted by Canadian securities regulatory authorities. The disclosure set forth herein is responsive to and complies in full with the disclosure requirements set forth in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure. The rules relating to governance practices and audit committees, including NP 58-201, MI 52-110 and NI 58-101, are collectively referred to herein as the “CSA Rules”. A cross referencing guide setting forth the location in this Circular where we discuss our compliance with the CSA Rules is set forth in Appendix “1”to this Schedule “A”.

NYSE CORPORATE GOVERNANCE LISTING STANDARDS
      Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and we comply in all material respects with the applicable NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual. We are not aware of any significant ways in which our corporate governance practices differ from those required of U.S. domestic companies under the NYSE listing standards.
OUR CORPORATE GOVERNANCE
      Our Corporate Governance Guidelines (the “Guidelines”) provide a framework of authority and accountability to enable the Board and management to make timely and effective decisions that promote shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency.
      The primary responsibility of our Board is to foster our long-term success by creating and preserving value for the Corporation consistent with the Board’s responsibility to Shareholders to maximize shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board has adopted and engages in an annual strategic planning process and approves the Corporation’s strategic plan. The Board also approves the content of our major public documents.
      The Chief Executive Officer’s primary responsibility is to lead the Corporation in the management of the business and operations of the Corporation, and to formulate our proposed goals, strategies and objectives, present them to the Board for approval and, as approved, to keep the Board informed of our progress towards them. The Board annually conducts and performs an evaluation of our Chief Executive Officer and considers succession planning, including for the Chief Executive Officer, and management and executive development. The Board also becomes acquainted with our high potential executives.
      The Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. Our Guidelines set a goal of obtaining clear and transparent disclosure of all significant matters to all Shareholders simultaneously.
      Our Guidelines provide that a Board of between nine and thirteen members is appropriate for us and require that at least two-thirds of the Board be independent. Our Guidelines establish a specific definition of independence that meets or exceeds applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change, so that the Board can continually assess the independence of each director.
      We require our directors to have demonstrated integrity and high ethical standards; to have experience, business knowledge and sound judgment relevant to our activities; to understand fiduciary duties; to be financially literate; to have advocacy and consensus building skills; to have abilities that complement other Board members; and to be willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require the Board to maintain a long-term plan for the composition of the Board.
      Each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us.
      The Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at our expense.
      The Board ensures that new directors undertake a comprehensive orientation program, and that continuing board education is provided to board members.
      The CG&N Committee is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. Pursuant to our Guidelines, our directors are expected to maintain share ownership of approximately five times the value of their annual retainer, and to achieve this requirement within five years of their appointment to the Board. Our directors are encouraged to take their compensation in deferred share units (“DSUs”) until such time as such director owns the required share ownership value.
      The CG&N Committee also reviews our Guidelines periodically and submits recommended changes to the Board for approval, taking into account emerging best practices.

BOARD COMPOSITION AND INDEPENDENCE
      The Board is currently composed of eleven directors and twelve nominees will be proposed for election at our Annual General Meeting. The Board has determined that ten of the eleven current directors are “independent” for the purposes of the NYSE Listing Standards and the CSA Rules. Mr. Wilson, the Chief Executive Officer of the Corporation, is not independent. The Board considers a board size of nine to thirteen members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.
      The Board has also determined that eleven of the twelve directors nominated for election are “independent” for the purposes of the NYSE Listing Standards and the CSA Rules. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation and that each such director did not receive any consulting, advisory, or other compensatory fee from the Corporation except in the capacity of a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer of) the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than Cdn.$75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time); that each such director has not been employed (and no immediate family member of the director has been employed) within the past three years as an executive officer of another company where any of that company’s present executive officers at the same time has served on that other company’s compensation committee; and each such director is not and has not been an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S.$1,000,000 or 2% of such other entity’s consolidated gross revenues.
      In order to assist the Board in making its determinations with respect to the independence of its members, all directors annually complete a detailed Disclosure Questionnaire which includes inquiries regarding any direct or indirect business relationships or interest in transactions between each director and the Corporation, as well as each director’s shareholdings and equity-based interests in the Corporation. This Questionnaire is further supplemented by internal inquiries that are conducted concerning the details of any business relationships or transactions that may exist between other corporations or organizations in which our directors have a direct or indirect interest and the Corporation. This information is reviewed by the Board at least annually as well as on an ongoing basis as appropriate in light of the applicable factual circumstances in order to permit the Board to make its independence determinations.
      Each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics (described on page A-9), which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.
INTERLOCKING DIRECTORSHIPS
      Messrs. Carragher and King are also directors of The Westaim Corporation, which was spun out of Viridian Inc. in 1995 prior to the Corporation’s 1996 acquisition of Viridian Inc. There is no material business relationship between the Corporation and The Westaim Corporation. The Board has determined that the directorships with the Corporation and The Westaim Corporation held by Messrs. Carragher and King do not affect their independence.
BOARD CHARTER
      In addition to the responsibilities of the Board mandated by law, the Board is responsible for developing the Corporation’s approach to corporate governance, including the development of the Guidelines, and satisfying itself, to the extent feasible, of the integrity of the Chief Executive Officer and other executive officers. The Board promotes, and expects the Chief Executive Officer and the other executive officers to promote, a culture of integrity throughout the Corporation. The Board also considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies, and compliance reporting and corporate communications. The Board Charter is available on our web site under “Corporate Governance” at www.agrium.com and is attached to this Circular as Schedule “B”.
RESPONSIBILITIES OF BOARD CHAIR
      The Terms of Reference for the Board Chair require that he or she be an independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. The Board Chair schedules in camera sessions at the beginning and at the end of each regularly scheduled meeting of the Board, to meet with only members who are independent. The Board Chair is responsible for ensuring that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making. The Board Chair is responsible for setting the Agenda of each meeting and for the quality of the information sent to or presented to the Board. The Board Chair provides advice and counsel to the Chief Executive Officer and other senior executives and leads the Board process for assessment of the effectiveness of the Board, the Committees of the Board, the Committee Chairs, and individual directors. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter. The Terms of Reference for the Board Chair are available on our web site under “Corporate Governance” at www.agrium.com.
EXPECTATIONS OF OUR DIRECTORS
      The Terms of Reference for individual directors identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. These Terms of Reference include specifying the director’s responsibilities for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality. The Terms of Reference include responsibility for integrity and loyalty, including compliance with our Code of Business Conduct and Ethics and appropriate disclosure of all conflicts or potential conflicts. In order to ensure the exercise of independent judgment, each director must disclose all interests outside the Corporation that may be affected by specific transactions or agreements being considered by the Board, so that consideration can be given to the director’s abstention from discussion, abstention from voting, or other recusal. The Terms of Reference require each director to be diligent in preparing for and attending Board and Committee meetings and communicating with the Board Chair and Chief Executive Officer between meetings. Under the Terms of Reference each director is responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management. We expect that each director will become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates. Each director has the responsibility to attend Board and Committee meetings, and the Board would be concerned if, in the absence of extenuating circumstances, a director attended less than 80% of such meetings. Directors are also expected to attend our annual meeting. We also have Terms of Reference for the Chairs of the Committees that specify their responsibilities. The Terms of Reference for individual directors and the Terms of Reference for our Committee Chairs are available on our web site under “Corporate Governance” at www.agrium.com.
      We expect each director to expend sufficient time to fully review all material for and otherwise prepare for each Board and Committee meeting, as well as to fully participate in each meeting and be available to provide assistance and guidance between meetings as called upon.
      Directors are expected to offer their resignation upon request by the Board on a change in occupation or professional association, failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or an inability to resolve a conflict of interest.

BOARD ORIENTATION AND CONTINUING EDUCATION
      The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, Corporate Governance Guidelines, our Code of Business Conduct and Ethics for directors, officers and employees, as well as extensive information relating to the Corporation and our industry. Prior to joining the Board, a new director will have been provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures.
      Each new director attends a comprehensive orientation session at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Directors’ Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors are afforded the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss Board presentations and other matters of interest.
      Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information.
DIRECTOR SUCCESSION PLANNING
      The Board, through the CG&N Committee, has the responsibility to review at least annually the skills and experience represented on the Board in light of the Corporation’s strategic direction, opportunities and risks, having regard as well to the most recently conducted Board performance evaluation. As part of our Board Succession Planning and Director Recruitment Program, the CG&N Committee maintains and regularly evaluates, at least annually, a comprehensive matrix regarding our current Board composition describing our current directors’ experience, qualifications, competencies and skills in order to allow the Board to focus on identifying and attracting new members that would most benefit our Board at any particular point in time. The CG&N Committee also maintains a list of potential Board candidates for future consideration. Our director recruiting process will generally involve a variety of methods as appropriate in the judgment of the Board, obtaining input from various sources and background checks.
BOARD PERFORMANCE EVALUATION
      The CG&N Committee conducts an annual evaluation of our Board of Directors, Board Chair, Committees, Committee Chairs, and individual directors, in conjunction with an individual director assessment that is separately stewarded by our Board Chair, to provide feedback on the effectiveness of the Board, the Board Chair, the Committee Chairs, the Committees, and the individual directors. Last year’s evaluation process involved interviews with each of the directors and a number of members of management by an external corporate governance consultant regarding the effectiveness of the Board and the relationship between the Board and management. The 2005 Evaluation Report concluded that the Board is operating effectively and is continuing to build on its strong partnership with management. Strengths and opportunities for improvement were identified and recommendations were developed by our Board Chair and the CG&N Committee in collaboration with our governance consultant, which included refining information flow (in view of increasing volume and complexity) so as to enhance the Board’s focus on key issues and material developments with greater efficiency. The feedback from the Report also suggested that, having regard to two scheduled Board retirements in 2007, consideration be given to early recruitment to facilitate some overlap and transition between retiring and new Board members.

MANDATORY DIRECTOR RETIREMENT
      We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years.
BOARD AND COMMITTEE ATTENDANCE
      During 2005, the Board and Committees held the following number of meetings:

Number of meetings
held during 2005

Board Meetings	15
Audit Committee	7
Corporate Governance & Nominating Committee	4
Human Resources & Compensation Committee	5
Environment, Health & Safety Committee	5 (including a site tour)
Special Committee(1)	5
      During 2005, the directors attended Board and Committee meetings as follows:

Director	Committee Membership (*Denotes Chair of a Board Committee)	Board	Committees	Overall

Carragher	Audit; Corporate Governance & Nominating	15 of 15	11 of 11	100%
Cunningham	Audit; Human Resources & Compensation*; Special(1)	15 of 15	17 of 17	100%
Devine	Corporate Governance & Nominating; Environment, Health & Safety*	15 of 15	9 of 9	100%
Gibara	Corporate Governance & Nominating; Human	15 of 15	8 of 9	96%
	Resources & Compensation
Henry	Environment, Health & Safety; Human Resources & Compensation	14 of 15	10 of 10	96%
Horner(2)	Human Resources & Compensation; Environment, Health & Safety	11 of 12	5 of 5	94%
King	Corporate Governance & Nominating*; Environment, Health & Safety	15 of 15	9 of 9	100%
Proto(3)	Audit; Environment, Health & Safety; Special	15 of 15	17 of 17	100%
Schaefer	Audit*; Corporate Governance & Nominating; Special*	14 of 15	16 of 16	97%
Zaleschuk	Audit; Human Resources & Compensation; Special	14 of 15	16 of 17	94%
Wilson(4)	Mr. Wilson is not a member of any Committee, but regularly attends	15 of 15	N/A	100%
	meetings of Committees (other than the in camera sessions of the independent directors which are held at all Board and Committee meetings)

Notes:

(1)	From time to time the Board of Directors appoints a Special Committee to deal with matters not directly within the mandate of any of the standing Committees of the Board.

(2)	Mr. Horner advised the Board in advance of his appointment to the Board in September 2004 of certain scheduling conflicts involving prior commitments in 2005 that could not be rescheduled. Mr. Horner’s Board and Committee attendance is based on the meeting schedule that did not conflict with such prior commitments.

(3)	Mr. Proto attended all Committee meetings of the Board during 2005 but only received meeting fees in respect of those Committees of which he was a member.

(4)	Mr. Wilson is not a member of any Committee, but regularly attends the open sessions of the Committee meetings.

COMPENSATION OF DIRECTORS
      The CG&N Committee periodically reviews the Corporation’s director compensation using comparative Canadian and U.S. data provided by independent professional compensation consultants. The table below shows the fee schedule for 2005:

Amount
Type of Fee	(U.S. $)

ANNUAL RETAINER
Board Chair	125,000
Board members (except Board Chair)	35,000
Committee Retainer	3,500
Committee Chair	1,500

ATTENDANCE FEES
Board & Committee Meetings (except Audit)	1,000 per meeting
Audit Committee Meetings	1,500 per meeting
Travel Allowance(1)	1,000

Note:
(1)	A travel allowance of U.S. $1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.
     As at March 14, 2006, non-executive directors held 105,000 options to acquire Common Shares. These options have exercise prices of Cdn.$11.85 to Cdn.$20.52 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the time of grant.
      In December 2001, the Board approved a deferred share unit fee plan (the “DSU Fee Plan”) for all directors. The DSU Fee Plan allows directors to elect to receive their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Corporate Governance Guidelines. The number of DSUs issued is calculated by dividing the electing director’s remuneration by the fair market value of the Common Shares on the conversion date (generally the last business day of each quarter). When a director leaves the Board, he or she is entitled to receive the then market value of a Common Share for each DSU held. During 2005, three (3) directors were issued a total of 10,611 DSUs under the DSU Fee Plan.
      In May 2002, the Board approved a deferred share unit discretionary grant plan (the “DSU Grant Plan”) which allows the Board to grant DSUs to directors. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2005, directors were issued a total of 43,544 DSUs under the DSU Grant Plan (including 544 DSUs issued as an adjustment for dividends paid on our common shares in 2005).
      No director (other than the Chief Executive Officer) receives any pension from the Corporation.
      The following table sets out the fees paid to each of the Corporation’s non-employee directors in the year ended December 31, 2005:

							Cash
		Committee	Committee	Board	Committee		Value(2)		Portion of
	Board	Member	Chair	Attendance	Attendance	Travel	of DSU		Fees taken
Director	Retainer	Retainer	Retainer	Fees	Fees	Allowance	Grants	Total	in DSUs

Carragher	$35,000	$7,000	—	$15,000	$15,500	$8,000	$72,231	$152,731	47% DSUs
Cunningham	$35,000	$9,625	$1,500	$15,000	$20,500	$10,000	$72,231	$163,856	44% DSUs
Devine	$35,000	$7,000	$1,500	$15,000	$9,000	$7,000	$72,231	$146,731	49% DSUs
Gibara	$35,000	$7,000	—	$16,000	$9,000	$6,000	$72,231	$145,231	100% DSUs
Henry	$35,000	$7,000	—	$14,000	$10,000	$6,000	$72,231	$144,231	100% DSUs
Horner	$35,000	$7,000	—	$12,000	$5,000	$9,000	$72,231	$140,231	100% DSUs
King	$35,000	$7,000	$1,500	$15,000	$9,000	$1,000	$72,231	$140,731	51% DSUs
Proto	$123,750	—	—	$15,000	$20,500	$13,000	$126,404	$298,654	42% DSUs
Schaefer	$35,000	$9,625	$17,800 (3)	$14,000	$19,500	$1,000	$72,231	$169,156	43% DSUs
Zaleschuk	$35,000	$9,625	—	$14,000	$20,000	$2,000	$72,231	$152,856	47% DSUs

Notes:

(1)	All amounts are in U.S. dollars.

(2)	Excludes DSUs issued on payment of director or Committee fees or as an adjustment for dividends. Value of the DSUs is the Market Value of a Common Share on the date of grant.

(3)	Committee Chair Annual Fee includes additional fees of $16,300 for performance of certain Audit Committee Chair and Special Committee Chair duties outside of Committee meetings.

(4)	Meeting Fee and Travel Allowance also includes additional fees for attendance at site visits, Annual General Meeting, Director Orientation and other Special Committee meetings.
     The following table sets out each director’s equity ownership interest in the Corporation and any changes in the ownership interest since our 2005 proxy circular disclosure:

Directors’ Equity Ownership Interest and Changes Therein

	Equity Ownership			Equity Ownership			Net Change in			Directors’	Equity at
	as at March 17, 2005(1)			as at March 14, 2006			Equity Ownership			“Equity at	Risk
										Risk”	Multiple of
	Common	Stock		Common	Stock		Common	Stock		Amount(2)	Annual
Directors	Shares	Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(U.S.$)	Retainer

Carragher	10,000	129,750	8,123	10,000	—	12,186	—	(129,750)	4,063	$487,426	13.9
Cunningham	4,875	114,750	8,123	4,875	10,000	12,186	—	(104,750)	4,063	$374,830	10.7
Devine	14,500	125,000	8,123	—	15,000	12,186	(14,500)	(110,000)	4,063	$267,726	7.6
Gibara	—	—	—	—	—	7,648	—	—	7,648	$168,026 (4)	4.8
Henry	—	10,000	22,313	—	10,000	30,135	—	—	7,822	$662,065	18.9
Horner	—	—	—	500	—	7,375	500	—	7,375	$173,013 (4)	4.9
King	10,500	99,750	8,123	9,000	15,000	12,186	(1,500)	(84,750)	4,063	$465,456	13.3
Proto	38,000	127,500	11,154	34,500	10,000	18,248	(3,500)	(117,500)	7,094	$1,158,873	9.3
Schaefer(3)	28,212	45,000	8,123	28,212	45,000	12,186	—	—	4,063	$887,544	25.4
Wilson	30,000	630,000	—	80,000	686,500	—	50,000	56,500	N/A	$1,757,600	N/A
Zaleschuk	2,000	—	8,111	2,000	—	12,174	—	—	4,063	$311,402	8.9

Total	138,087	1,281,750	82,193	169,087	791,500	136,510	31,000	(490,250)	54,317	$6,713,961

Notes:

(1)	As disclosed in the Corporation’s management proxy circular for the annual general meeting held May 9, 2005.

(2)	Directors’ “Equity at Risk” Amount is shown as at December 31, 2005 and was the market value (determined by reference to the closing price of Common Shares on the Toronto Stock Exchange (the “TSX”) of the Common Shares and deferred share units (“DSUs”) owned by the director and excludes options.

(3)	Mr. Schaefer’s spouse beneficially owns 3,500 Common Shares which were transferred to her by Mr. Schaefer in 2004 over which Mr. Schaefer still exercises control.

(4)	Ms. Gibara and Mr. Horner were appointed to our Board on September 29, 2004, and as such, are expected to acquire share ownership (includes common shares and deferred share units) equal to five times their annual retainer within five years of their appointment to the Board.

(5)	The Corporation establishes quarterly financial trading blackout periods and other blackout periods each year as a consequence of which directors must exercise certain of their options to avoid the risk of forfeiture due to term expiration. Most of these options, namely 410,250 out of 541,250 options, were exercised primarily due to recent or pending (in 2006) expiry dates with respect to the terms of these options.
     In March 2002, the Board amended our Stock Option Plan so that non-executive directors would no longer be eligible to receive stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate.
DIRECTOR SHARE OWNERSHIP REQUIREMENTS
      Our Corporate Governance Guidelines provide that each director is to acquire and maintain share ownership of approximately five times their annual retainer within five years of their appointment and to receive their compensation in DSUs until the minimum share ownership threshold is met. We consider share ownership to include Common Shares and DSUs but exclude options to acquire Common Shares.
BOARD MEETINGS INDEPENDENT OF MANAGEMENT
      Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and our Board Committees regularly meet in camera at all meetings.

CHIEF EXECUTIVE OFFICER
      Our Terms of Reference for the Chief Executive Officer identify specific responsibilities in order to enhance coordination and communication with the Board. The Chief Executive Officer’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our Chief Executive Officer add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility. The Terms of Reference for our Chief Executive Officer are available on our web site under “Corporate Governance” at www.agrium.com.
      The HR&C Committee and the Board Chair annually conduct a formal evaluation of our Chief Executive Officer to assess performance based primarily on four criteria, namely the achievement of the Chief Executive Officer’s goals for the year under review, the personal effectiveness of the Chief Executive Officer in leading the development and implementation of corporate strategies, the accomplishment of financial and non-financial corporate key performance indicators as approved by the Board for the year under review, and the Terms of Reference for the Chief Executive Officer. The Chief Executive Officer also submits a written self-assessment to the HR&C Committee and the Board Chair. The Board Chair and the Chair of HR&C Committee present the results and recommendations for the evaluation to the independent members of the Board, who together determine the Chief Executive Officer’s compensation and provide feedback and recommendations in connection with his performance evaluation, which are then reviewed with the Chief Executive Officer by the Board Chair together with the Chair of the HR&C Committee.
CODE OF BUSINESS CONDUCT AND ETHICS
      The Board of Directors and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Our principles of conduct and governance processes have been imbedded into our business operations and culture. Our employees, directors and officers (including our Chief Executive Officer, principal financial officer, principal accounting officer/controller or persons performing similar functions) are required to comply with our Code of Business Conduct and Ethics (the “Code”). Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) annually certify compliance with the Code which is monitored by the Board and the CG&N Committee. Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and are disclosed in compliance with applicable law and regulatory requirements. Our Code is available on our web site under “Corporate Governance” at www.agrium.com.
      We also have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns. We also have a toll free Compliance Hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by an independent third party service provider, and calls are answered by Communications Specialists who are trained in handling calls of a sensitive nature. Hotline complaints are reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate.

STANDING COMMITTEES OF THE BOARD
      The Board has four Standing Committees: the Audit Committee, the HR&C Committee, the CG&N Committee and the EH&S Committee. Each Committee has a defined mandate as set out in its Charter.
AUDIT COMMITTEE
H. G. Schaefer, FCA (Chair)
N. Carragher
R. S. Cunningham
F. W. Proto
V. J. Zaleschuk, CA
Qualification of Members
      The Board has determined that each member of the Audit Committee is “independent” and is “financially literate” within the meaning of and as required by MI 52-110 and none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of the board committees of the Corporation. In considering whether a member of the Audit Committee is financially literate, the Board, looks at the ability to read a set of financial statements, including a balance sheet, income statement and a cash flow statement, of a breadth and complexity similar to that of the Corporation’s financial statements.
Audit Committee Financial Expert
      The Board has determined that Mr. Schaefer is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. Mr. Schaefer is a member of the audit committee of three other publicly traded entities. The Board has determined that this simultaneous service does not impair Mr. Schaefer’s ability to serve effectively on our Audit Committee.
Relevant Education and Experience of Audit Committee Members
      See the full biographies under “Election of Directors” on pages 2 through 8 for the relevant education and experience of each member of the Audit Committee.
Audit Committee Oversight
      Since January 1, 2005, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.
Pre-Approval Policies and Procedures
      The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.
Additional Information
      Additional information regarding the Audit Committee is found in Item 16 of our Annual Information Form dated February 22, 2006.
Charter
      The Audit Committee is responsible for assisting the Board’s oversight of our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the services of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services, review of the qualifications, independence and fees of the external auditors, and establishment of hiring policies for employees or former employees of the external auditors. In addition, the Audit Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues. The Audit Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information, before they are approved by the Board. The Audit Committee is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance. The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters.
      The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on 7 occasions in 2005. The full Charter of the Audit Committee can be found on our web site under “Corporate Governance” at www.agrium.com.
Availability of Chair
      The Chair of the Audit Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.
CORPORATE GOVERNANCE & NOMINATING COMMITTEE
F. W. King (Chair)
N. Carragher
D. G. Devine
G. Gibara
H. G. Schaefer, FCA
Qualification of Members
      The Board has determined that each member of the CG&N Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards.
Charter
      The CG&N Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors, and the Chief Executive Officer. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines and requirements of applicable regulators and securities exchanges. The CG&N Committee reviews and recommends compensation for Board and Committee service, and oversees the administration of the DSU Plans. The CG&N Committee is also responsible for the annual evaluation of the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. The CG&N Committee also assists the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board. The CG&N Committee also provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors, and ensures that Board Committees and individual directors can engage outside advisors.

      The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The CG&N Committee met on 4 occasions in 2005. The full Charter of the CG&N Committee can be found on our web site under “Corporate Governance” at www.agrium.com.
Availability of Chair
      The Chair of the CG&N Committee will be available at the meeting to address Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.
HUMAN RESOURCES & COMPENSATION COMMITTEE
R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk, CA
Qualification of Members
      The Board has determined that each member of the HR&C Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards. We have amended our HR&C Committee Charter to provide that no more than one-third of the members of the Committee shall be active chief executive officers with any publicly-traded corporation, partnership, trust or other entity. Our Chief Executive Officer does not participate in the appointment of members on the HR&C Committee.
Charter
      The HR&C Committee is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives (including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies of and programs relating to employees. The HR&C Committee also approves the investment, funding and benefits policies relating to, and any material changes in, our retirement plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the independent directors, approve his compensation level based on this evaluation. The Committee prepares a report on executive officer compensation that is included in this Management Proxy Circular. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession planning for executives.
      The Committee engages, at the Corporation’s expense, outside consultants or advisors to assist the Committee in evaluating compensation for the Chief Executive Officer and the senior executives as a group and to advise the Committee independently on any matter within its mandate. The Committee Chair leads the selection of these outside consultants and advisors, and the Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
      The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on 5 occasions in 2005. The full Charter of the HR&C Committee can be found on our web site under “Corporate Governance” at www.agrium.com.
Availability of Chair
      The Chair of the HR&C Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.

ENVIRONMENT, HEALTH & SAFETY COMMITTEE
D. G. Devine (Chair)
S. A. Henry
R. J. Horner
F. W. King
F. W. Proto
Qualification of Members
      The Board has determined that each member of the EH&S Committee is independent within the meaning of the CSA Rules and NYSE Listing Standards.
Charter
      The EH&S Committee is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The EH&S Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. The EH&S Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the EH&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The EH&S Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety, and reports to the Board on such meetings. In addition, we have a corporate environment, health & safety committee composed of members of senior management and chaired by the Senior Vice President, Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies.
      The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The EH&S Committee met on 5 occasions in 2005. The full Charter of the EH&S Committee can be found on our web site under “Corporate Governance” at www.agrium.com.
Availability of Chair
      The Chair of the EH&S Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the EH&S Committee’s mandate.

APPENDIX “1” TO SCHEDULE “A”
CANADIAN CORPORATE GOVERNANCE REQUIREMENTS — CROSS REFERENCING GUIDE
National Instrument 58-101F1 — Corporate Governance Disclosure, National Policy 58-201 — Corporate Governance Guidelines & Multilateral Instrument 52-110 — Audit Committee Information

Required Disclosure NI	Relevant Guideline from NP 58-201	Compliance
58-101F1			Corresponding Page Number in Agrium’s
2006 Management Proxy Circular

1. Board of Directors	Meaning of Independence/Composition of the Board/Meetings of Independent Directors

1(a)-(g)	2.1; 3.1; 3.2; 3.3	Yes	•	Our Corporate Governance (p. A-2)
			•	Board Composition and Independence (p. A-3)
			•	Responsibilities of Board Chair (p. A-4)
			•	Board and Committee Attendance (p. A-6)
			•	Board Meetings Independent of Management (p. A-8)
			•	Election of Directors (p. 2-8)

2. Board Mandate	Board Mandate

2(a)	3.4(a)-(g); (i),(ii)	Yes	•	Corporate Governance Practices and Guidelines (p. A-1)
			•	Our Corporate Governance (p. A-2)
			•	Board Charter (p. A-3)
			•	Expectations of Our Directors (p. A-4)

3. Position Descriptions	Position Descriptions

3(a)-(b)	3.5	Yes	•	Responsibilities of Board Chair (p. A-4)
			•	Chief Executive Officer (p. A-9)

4. Orientation and Continuing Education	Orientation and Continuing Education

4(a) (i), (ii); (b)	3.6; 3.7	Yes	•	Expectations of Our Directors (p. A-4)
			•	Board Orientation and Continuing Education (p. A-5)

5. Ethical Business Conduct	Code of Business Conduct and Ethics

5(a) (i), (ii) & (iii); (c)	3.8(a)-(f); 3.9	Yes	•	Code of Business Conduct and Ethics (p. A-9)
			•	Expectations of Our Directors (p. A-4)
			•	Corporate Governance (p. 23)
			•	Corporate Governance Practices and Guidelines (p. A-1)

6. Nomination of Directors	Nomination of Directors

6(a)-(c)	3.10; 3.11; 3.12(A)-(B); 3.13; 3.14(a)-(c)	Yes	•	Director Succession Planning (p. A-5)
			•	Corporate Governance & Nominating Committee (p. A-11)

Required Disclosure NI	Relevant Guideline from NP 58-201	Compliance
58-101F1			Corresponding Page Number in Agrium’s
2006 Management Proxy Circular

7. Compensation	Compensation

7(a)-(d)	3.15; 3.16; 3.17 (a)-(c)	Yes	•	Executive Compensation (p. 10-16)
			•	Report of the Human Resources & Compensation Committee on Executive Compensation (p. 17-21)
			•	Our Corporate Governance (p. A-2)
			•	Compensation of Directors (p. A-7)
			•	Human Resources & Compensation Committee (p. A-12)

8. Other Board Committees

n/a	n/a	Yes	•	Environment, Health and Safety Committee (p. A-13)

9. Assessments	Regular Board Assessments

n/a	3.18 (a)-(b)	Yes	•	Board Performance Evaluation (p. A-5)

		Corresponding Page Number in		Corresponding Page Number in
		Agrium’s 2006		Agrium’s 2006
Required Disclosure MI 52-110F1		Annual Information Form		Management Proxy Circular

1.	The Audit Committee’s Charter	•	Audit Committee Charter (p. 23) and Schedule 16.1	•	Audit Committee (p. A-10)

2.	Composition of the Audit Committee	•	Composition of the Audit Committee (p. 23)	•	Audit Committee (p. A-10)

3.	Relevant Education and Experience	•	Relevant Education and Experience of Members of the Audit Committee (pp. 23 - 24)	•	Election of Directors (pp. 2 to 8)

4.	Reliance on Certain Exemptions	•	n/a	•	n/a

5.	Reliance on the Exemption in Subsection 3.3(2) or Section 3.6	•	n/a	•	n/a

6.	Reliance on Section 3.8	•	n/a	•	n/a

7.	Audit Committee Oversight	•	n/a	•	Audit Committee Oversight (p. A-10)

8.	Pre-Approval Policies and Procedures	•	Pre-Approval Policies and Procedures (p. 25)	•	Pre-Approval Policies and Procedures (p. A-10)

9.	External Auditor Service Fees (By Category)	•	External Auditor Service Fees (By Category) (p. 25)	•	Fees paid to KPMG LLP and External Audit Service Fees (By Category) (p. 9)

SCHEDULE “B”
BOARD OF DIRECTORS
CHARTER
1.   Introduction
      This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.
2.   Duties and Responsibilities

(a)	Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long-term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. Any responsibility not delegated to management or a committee of the Board remains with the Board.

(b)	Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i)	planning its composition and size;

(ii)	determining independence of Board members;

(iii)	selecting its Chair;

(iv)	nominating candidates for election to the Board;

(v)	appointing Committees;

(vi)	determining Director compensation;

(vii)	periodically discussing matters of interest separate from and independent of any influence from management; and

(viii)	assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c)	Management and Human Resources. The Board has the responsibility to:

(i)	appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii)	approve Terms of Reference for the Chief Executive Officer;

(iii)	evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv)	satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v)	approve certain decisions relating to senior management, including the:

(A)	appointment and discharge of executive officers;

(B)	compensation and benefits for executive officers;

(C)	acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D)	employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi)	take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A)	the succession plan for the Chief Executive Officer;

(B)	a succession planning program with respect to other senior management, including a program to train and develop management;

(C)	criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii)	take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii)	approve certain matters relating to all employees, including:

(A)	the annual salary/ incentive policies and programs for employees;

(B)	new benefit programs or material changes to existing programs;

(C)	material changes in retirement plans; and

(D)	material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d)	Strategy and Plans. The Board has the responsibility to:

(i)	adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii)	approve the annual business plans that implement the strategic plan;

(iii)	approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv)	approve the Corporation’s political donations policy;

(v)	approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi)	approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii)	approve material divestitures and acquisitions;

(viii)	monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix)	review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e)	Financial and Corporate Issues. The Board has the responsibility to:

(i)	take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii)	monitor operating and financial performance relative to budgets and objectives;

(iii)	review and approve the annual financial statements & notes, and related management’s discussion & analysis of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv)	review and approve the quarterly financial results and approve the release thereof by management;

(v)	declare dividends;

(vi)	approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii)	subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditor’s fees;

(viii)	approve banking resolutions and significant changes in banking relationships;

(ix)	approve appointments of, or material changes in relationships with, corporate trustees;

(x)	approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi)	approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f)	Business and Risk Management. The Board has the responsibility to:

(i)	take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii)	receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii)	review corporate insurance.

(g)	Policies and Procedures. The Board has the responsibility to:

(i)	develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii)	monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii)	direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv)	review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h)	Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i)	adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii)	approve interaction with shareholders on all items requiring shareholder approval;

(iii)	approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv)	take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v)	take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi)	report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i)	Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group, and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j)	Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of Management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached hereto as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s web site under “Corporate Governance” at www.agrium.com.

3.   General Legal Obligations of the Board of Directors

(a)	Legal Matters. The Board has the responsibility to:

(i)	direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii)	approve changes in the By-laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii)	approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv)	perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to management.
4.   Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.
5.   Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.
6.   Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX “1” TO SCHEDULE “B”
TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS
1.   Introduction
      These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.
2.   Responsibilities of Corporate Stewardship
      Each Director has the responsibility to:

(a)	advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b)	exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c)	provide constructive counsel to and oversight of management;

(d)	preserve the confidentiality of non-public and proprietary information;

(e)	be available as a resource to management and the Board; and

(f)	demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.
3.   Responsibilities of Integrity and Loyalty
      Each Director has the responsibility to:

(a)	comply with the Corporation’s Code of Business Conduct and Ethics;

(b)	disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c)	promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d)	disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.
4.   Responsibilities of Diligence
      Each Director has the responsibility to:

(a)	prepare for each Board and committee meeting by reading the reports and background materials provided for the meeting;

(b)	attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c)	as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.   Responsibilities of Effective Communication
      Each Director has the responsibility to:

(a)	participate fully and frankly in the deliberations and discussions of the Board;

(b)	encourage free and open discussion of the Corporation’s affairs by the Board;

(c)	establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d)	focus inquiries on issues related to strategy, policy, and results;

(e)	respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f)	indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.
6.   Responsibilities of Committee Work
      Each Director has the responsibility to:

(a)	participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b)	understand the process of committee work, and the role of management and staff supporting the Committee.
7.   Responsibilities of Knowledge Acquisition
      Each Director has the responsibility to:

(a)	become generally knowledgeable of the Corporation’s business and its industry;

(b)	participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c)	maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d)	become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.
8.   Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a)	demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b)	career experience, business knowledge, and sound judgment relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c)	understanding of fiduciary duty;

(d)	communication, advocacy, and consensus-building skills;

(e)	experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f)	willingness to devote sufficient time and energies to the work of the Board and its Committees.